Exhibit 16.1

Schwartz Levitsky Feldman LLP
Chartered Accountants

May 8, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Beicang Iron & Steel, Inc.
Commission File No. 0-13628

We have read the statements made by Beicang Iron & Steel, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s Current Report on Form 8-K dated May 8, 2007, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K.

Yours very truly,

Schwartz Levitsky Feldman LLP

/s/ Schwartz Levitsky Feldman LLP

Toronto, Canada